UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2008

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 12, 2008, Fifth Third Bancorp (the “Company”) issued a press release announcing that it had selected Ross J. Kari as the Company’s new Executive Vice President and Chief Financial Officer. Under the terms of Fifth Third’s offer letter to Mr. Kari, he will receive an annual salary of $580,008, a signing bonus of $100,000 and, on the first business day of the quarter following his start date, Mr. Kari will receive an equity grant consisting of 40,000 stock appreciation rights and 20,000 shares of restricted stock that will vest after four years. Mr. Kari will also be eligible to receive equity-based compensation under the Company’s Incentive Compensation Plan, receive annual incentive awards in the Variable Compensation Plan and participate in the Company’s Nonqualified Deferred Compensation, 401(k) and other benefit plans.

The foregoing description of the terms of the offer letter to Mr. Kari is qualified in its entirety to the text of the offer letter dated as of October 28, 2008 and accepted by Mr. Kari on November 7, 2008, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Appointment of Principal Officer

As disclosed in Item 1.01 above, on November 12, 2008, Fifth Third Bancorp announced the selection of Ross J. Kari as the Company’s new Chief Financial Officer. Mr. Kari, 50, served as the Executive Vice President and Chief Financial Officer, Safeco Corporation, since June 2006. Before joining Safeco, Mr. Kari was the Chief Operating Officer and Chief Financial Officer for Federal Home Loan Bank of San Francisco from 2002 to May 2006. He will assume his new role at the Company on November 17, 2008.

A copy of the related press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1 – Offer letter from Fifth Third Bancorp to Ross J. Kari.

Exhibit 99.1 – Press release dated November 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

November 12, 2008	/s/ KEVIN T. KABAT
Kevin T. Kabat
Chairman, Chief Executive Officer and President